                                                                   Exhibit 99.28

FOR IMMEDIATE RELEASE

Contact:        Gerald D. Stethem
                Senior Vice President & Chief Financial Officer
                NCS HealthCare, Inc.
                216-378-6808

                NCS HEALTHCARE ANNOUNCES DELAWARE COURT DECISION;
                            SPECIAL MEETING ENJOINED

Beachwood, Ohio - (December 11, 2002) NCS HealthCare, Inc. (NCSS.OB) announced today that the Delaware Chancery Court had entered an order preliminarily enjoining the implementation of NCS's proposed merger with Genesis Health Ventures, Inc., including the special meeting of shareholders to vote on that transaction which was scheduled for December 12, 2002. Accordingly, the special meeting of shareholders has been postponed.

NCS intends to seek an interlocutory appeal of the Delaware Chancery Court's order, which the Delaware Chancery Court has agreed to certify.

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NCS HealthCare, Inc. is a leading provider of pharmaceutical and related services to long-term care facilities, including skilled nursing centers, assisted living facilities and hospitals. NCS serves approximately 199,000 residents of long-term care facilities in 33 states and manages hospital pharmacies in 10 states.

In connection with the special meeting of stockholders relating to NCS's proposed merger with Genesis Health Ventures, Inc. and a pending tender offer from Omnicare, Inc., NCS HealthCare, Inc. has filed certain materials with the Securities and Exchange Commission, including a definitive proxy statement and a Solicitation/Recommendation Statement on Schedule 14D-9. SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders may obtain a free copy of these materials, as well as other materials filed with the Securities and Exchange Commission concerning NCS HealthCare, Inc., at the Securities and Exchange Commission's website at http://www.sec.gov. In addition, these materials and other documents may be obtained for free from NCS HealthCare, Inc. by directing a request to NCS HealthCare, Inc. at 3201 Enterprise Parkway, Suite 220, Beachwood, Ohio 44122;
Attn: Investor Relations. NCS HealthCare, Inc. and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company's stockholders with respect to the special meeting described above. Information concerning such participants is contained in NCS HealthCare's proxy statement relating to the proposed merger with Genesis Health Ventures, Inc.